UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2014

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2014, Charles & Colvard, Ltd. (the “Company”) and, solely for purposes of granting a security interest in certain collateral, its wholly-owned subsidiaries Charles & Colvard Direct, LLC (“C&C Direct”) and Moissanite.com, LLC (“Moissanite.com”) entered into an Exclusive Supply Agreement (the “New Supply Agreement”) with Cree, Inc. (“Cree”), which supersedes and replaces (with respect to materials ordered subsequent to the effective date of the New Supply Agreement) the Amended and Restated Exclusive Supply Agreement between the Company and Cree, dated June 6, 1997, as amended (the “Prior Supply Agreement”), that is set to expire in 2015.

Under the New Supply Agreement, subject to certain terms and conditions, the Company agreed to exclusively purchase from Cree, and Cree agreed to exclusively supply, 100% of the Company’s requirements for silicon carbide (SiC) materials in quarterly installments that must equal or exceed a set minimum order quantity. The initial term of the New Supply Agreement will expire on June 24, 2018, unless extended by the parties. The Company also has one option to unilaterally extend the term of the agreement for an additional two-year period, subject to certain conditions.

Under the terms of the New Supply Agreement, the Company and its wholly-owned subsidiaries C&C Direct and Moissanite.com granted Cree a security interest in all of the assets now owned or later acquired by the Company, C&C Direct and Moissanite.com, together with all proceeds, products, accessions and additions with respect to each of the foregoing (the “Collateral”) to secure any and all amounts due from the Company to Cree relating to the purchase of SiC material under the New Supply Agreement until all amounts due to Cree have been paid in full. Except with respect to Collateral constituting (a) raw SiC materials purchased from Cree and (b) SiC slabs created by cutting such raw materials purchased from Cree (together, the “Cree Priority Collateral”), Cree agreed that its security interest will be subordinate to the security interest in such Collateral held by Wells Fargo Bank, National Association (“Wells Fargo”).

The Company’s total purchase commitment under the New Supply Agreement until June 2018 is dependent upon the size of the SiC material and ranges between approximately $29.6 million and approximately $31.5 million.

On December 12, 2014, the Company and its wholly-owned subsidiaries C&C Direct and Moissanite.com also entered into an Intercreditor Agreement (the “Intercreditor Agreement”) with Cree and Wells Fargo. Wells Fargo is the lender under the Company’s existing $10,000,000 asset-based revolving credit facility (the “Credit Facility”). Pursuant to the Intercreditor Agreement, Cree’s security interest in the Collateral is subordinate to Wells Fargo’s security interest in such Collateral, except that Cree’s security interest has priority with respect to the Cree Priority Collateral. The Intercreditor Agreement also contains customary terms relating to, among other things, (i) enforcement procedures, (ii) the application of the proceeds of the Collateral received by either Wells Fargo or Cree, (iii) the process by which liens may be released, and (iv) bankruptcy proceeding procedures.

In connection with the entry into the Intercreditor Agreement, on December 12, 2014, the Company also entered into a Second Amendment (the “Amendment”) to the Credit and Security Agreement, dated as of June 25, 2014, by and among the Company, C&C Direct, Moissanite.com, and Wells Fargo (the “Credit Agreement”) evidencing the Credit Facility, in order to make certain technical amendments to the Credit Agreement to reflect the Intercreditor Agreement.

The foregoing descriptions of the New Supply Agreement, the Intercreditor Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the New Supply Agreement, the Intercreditor Agreement and the Amendment, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Form 8-K and are incorporated herein by reference. A copy of the press release announcing the New Supply Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description of Document

10.1	Exclusive Supply Agreement, dated as of December 12, 2014, by and among Charles & Colvard, Ltd., Cree, Inc. and, solely for purposes of Section 6(c) of the Exclusive Supply Agreement, Charles & Colvard Direct, LLC and Moissanite.com, LLC*

10.2	Intercreditor Agreement, dated as of December 12, 2014, by and among Charles & Colvard, Ltd., Charles & Colvard Direct, LLC, Moissanite.com, LLC, Cree, Inc. and Wells Fargo Bank, National Association

10.3	Second Amendment to Credit and Security Agreement, dated as of December 12, 2014, by and among Charles & Colvard, Ltd., Charles & Colvard Direct, LLC, Moissanite.com, LLC, and Wells Fargo Bank, National Association

99.1	Press Release dated December 16, 2014

* Asterisks located within the exhibit denote information which has been redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

December 16, 2014	By:	/s/ Kyle Macemore
Kyle Macemore
Senior Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Document

10.1	Exclusive Supply Agreement, dated as of December 12, 2014, by and among Charles & Colvard, Ltd., Cree, Inc. and, solely for purposes of Section 6(c) of the Exclusive Supply Agreement, Charles & Colvard Direct, LLC and Moissanite.com, LLC*

10.2	Intercreditor Agreement, dated as of December 12, 2014, by and among Charles & Colvard, Ltd., Charles & Colvard Direct, LLC, Moissanite.com, LLC, Cree, Inc. and Wells Fargo Bank, National Association

10.3	Second Amendment to Credit and Security Agreement, dated as of December 12, 2014, by and among Charles & Colvard, Ltd., Charles & Colvard Direct, LLC, Moissanite.com, LLC, and Wells Fargo Bank, National Association

99.1	Press Release dated December 16, 2014

* Asterisks located within the exhibit denote information which has been redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.